NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 6, 2012

Pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder, NYSE MKT LLC (the “Exchange”), has determined to strike from listing and registration on the Exchange the following:

Engex, Inc.

Common Stock, $0.10 Par Value

Commission File Number – 811-01639

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(iii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years.

(b)

Section 1003(b)(v)(A) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a closed-end fund if  its total market value of publicly held shares and net assets are each less than $5 million for more than 60 consecutive days.

1.

The common stock of Engex, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net investment losses as follows:

Years ended September 30,	Net Investment Loss
2011	($188,000)
2010	($221,000)
2009	($297,000)
2008	($440,000)
2007	($652,000)

(b)

In its Form N-CSR for the period ended March 31, 2012, EGX reported net assets (stockholders’ equity) of $ $4,276,000.

(c)

The total market value of publicly held shares and net assets have each been below $5 million for more than 60 consecutive days.

1.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On January 5, 2012, the Company was notified by the Exchange that following a review of its Form N-CSR for the fiscal year ended September 30, 2011, EGX was not in compliance with: (i) Section 1003(a)(iii) of the Company Guide in that it reported net assets (stockholders’ equity) of less than $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years; and (ii) Section 1003(b)(v)(A) of the Company Guide in that its total market value of publicly held shares and net assets were each less than $5 million for more than 60 consecutive days.  In accordance with Section 1009 of the Company Guide, EGX was given the opportunity to submit a business plan outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On February 6, 2012, EGX submitted its plan to regain compliance to the Exchange followed by supplements dated February 17, 2012, February 24, 2012 and March 9, 2012 (the “Plan”).

(c)

On March 16, 2012, the Exchange notified EGX that the Exchange had accepted the Company’s Plan to regain compliance with the Exchange’s continued listing standards by April 30, 2012, which was subsequently extended until June 11, 2012.

(d)

On June 19, 2012, the Exchange notified EGX that the Exchange had determined to initiate immediate delisting proceedings against the Company because it had reached the end of the compliance plan period without achieving compliance with both of the following continued listing standards: (i) $6 million in net assets (stockholders’ equity) requirement and (ii) total market value of publicly held shares and net assets of $5 million for more than 60 consecutive days (the “Staff Determination”). The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by June 25, 2012.

(e)

The Company did not appeal the Staff Determination to the Panel within the requisite time period or at all and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

1.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

2.

The Exchange official whose signature is set forth below is duly authorized to file this application.

3.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s common stock from listing and/or registration by issuing a press release and posting notice on www.nyx.com.  Further, a copy of this application has been forwarded to Mr. Michael Siciliano, Treasurer of Engex, Inc., at the Company’s last known business address.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC